Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Triumph Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of filing fee

Fees to Be Paid	$100,000,000(1)	$110.20 per $1,000,000	$11,020.00

Fees Previously Paid

Total Transaction Value	$100,000,000

Total Fees Due for Filing			$11,020.00

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$11,020.00

(1)	The transaction value is estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to $100,000,000 in value of shares of common stock.